Exhibit 4.27

Private & confidential

WARNING TO THE GUARANTOR

This is an important document. You should take independent legal advice before signing and sign only if you want to be legally bound. If you sign and the Lender is not paid you may have to pay instead of the Borrowers. Your liability will be as provided in Clause 2.1.

Dated: 8th December, 2020

TOP SHIPS INC.

as Guarantor

- and -

ALPHA BANK S.A.

as Lender

CORPORATE GUARANTEE in respect of the obligations of (i) California 19 Inc. and (ii) California 20 Inc. under a Loan Agreement dated 12th March, 2020 for a secured loan facility of up to US$37,660,000

Theo V. Sioufas & Co.

Law Offices

Piraeus

TABLE OF CONTENTS

CLAUSE	HEADINGS	PAGE

1.	INTERPRETATION	2
2.	GUARANTEE	4
3.	PAYMENTS	9
4.	REPRESENTATIONS AND WARRANTIES	11
5.	UNDERTAKINGS	14
6.	SET-OFF	17
7.	ASSIGNMENT	18
8.	FURTHER ASSURANCE	19
9.	EXPENSES	19
10.	MISCELLANEOUS	20
11.	NOTICES AND DEMANDS	22
12.	LAW AND JURISDICTION	23

APPENDICES

“A”          Execution form of the Loan Agreement

“B”          Execution form of the Master Agreement

1

THIS GUARANTEE is dated 8th December, 2020 and made

BETWEEN:

(1)

TOP SHIPS INC., a company duly incorporated under the laws of the Republic of the Marshall Islands, having its registered office at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and an office in Greece (1, Vassilissis Sofias Str. & Meg. Alexandrou Str., Marousi, Attiki, Greece), established pursuant to the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof) (hereinafter called the “Guarantor”, which expression shall include its successors); and

(2)

ALPHA BANK S.A., a banking société anonyme incorporated and existing under the laws of Greece, having its registered office at 40 Stadiou Street, Athens, Greece, acting except as otherwise herein provided through its Shipping Branch at 93 Akti Miaouli, Piraeus, Greece (hereinafter called the “Lender”, which expression shall include its successors and assigns).

WHEREAS:

(A)

(i) California 19 Inc. and (ii) California 20 Inc., each a Marshall Islands company, as joint and several borrowers (the “Borrowers”), and (iii) the Lender (at the time called Alpha Bank A.E.), as lender and Swap Bank, have entered into a loan agreement dated 12th March, 2020, as amended and/or supplemented by a first supplemental agreement dated 8th December, 2020 made between (inter alia) the Lender, the Borrowers and the  Guarantor (the “First Supplemental Agreement”) (a true copy of the execution form of which has been received by the Guarantor, is attached hereto as Appendix “A” and is made an integral part hereof) (the said loan agreement, as amended and/or supplemented by the First Supplemental Agreement and as the same may from time to time hereafter be further varied, supplemented and/or amended hereinafter called the “Loan Agreement”), pursuant to which the Lender agreed, under the terms and conditions contained therein, to make available to the Borrowers, on a joint and several basis, a secured loan facility in the amount of up to United States Dollars Thirty seven million six hundred sixty thousand (US$37,660,000) (the “Commitment”) for the purposes referred to therein;

(B)

by a Master Agreement (on the 2002 ISDA Master Agreement (Multicurrency-Crossborder) form) dated as of 12th March, 2020 and made between the Borrowers, as Party B and the Lender, as Swap Bank, as Party A (the execution form of which is attached hereto as Appendix ‘B’ and made an integral part hereof), the Borrowers may enter or have already entered, as the case may be, into certain Designated Transactions (as such term is defined in the said Master Agreement) pursuant to separate Confirmations (as such term is defined in the said Master Agreement) providing for, amongst other things, the payment of certain amounts by the Borrowers to the Swap Bank (the Master Agreement, the Schedule thereto, the Credit Support Annex and all Designated Transactions from time to time entered into or Confirmations exchanged under the Master Agreement and any amending, supplemental or replacement agreement are hereinafter called the “Master Agreement”);

(C)

it is a condition precedent to the Lender maintaining the Loan available to the Borrowers that the Guarantor shall execute and deliver to the Lender this Guarantee, which is one of the “Corporate Guarantees” referred to in Clause 1.2 (Definitions) of the Loan Agreement, and the Guarantor has agreed to execute this Guarantee in consideration of the Lender agreeing, at the request of the Borrowers, to maintain the Loan available to the Borrowers and for other valuable consideration provided by the Lender (the sufficiency of which the Guarantor hereby acknowledges); and

(D)

this Guarantee is given by the Guarantor in favour of the Lender by way of security of any and all monies now or hereafter due or payable by the Borrowers to the Lender under or pursuant to the Loan Agreement, the Master Agreement and the Security Documents (as hereinafter defined).

NOW IT IS HEREBY WITNESSED AND AGREED as follows:

1.	INTERPRETATION

1.1	Defined terms and expressions

In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in the Loan Agreement and the Master Agreement and used in this Guarantee shall have the same meaning when used in this Guarantee and it is hereby acknowledged and admitted by the Guarantor that the Guarantor is fully aware of the terms and conditions of the Loan Agreement and the Master Agreement.

1.2	Additional definitions

In this Guarantee, unless the context otherwise requires:

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non‑negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrowers or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust assignment or security interest of any kind;

“Finance Documents” means the Loan Agreement, the Security Documents (as hereinafter defined) and any other document designated as such by the Lender and the Borrowers;

“Guarantee” includes each separate or independent stipulation or agreement by the Guarantor contained in this Guarantee;

“Guaranteed Liabilities” means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in Clause 2.1 (Guarantee to pay and perform);

“Incapacity” means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding‑up, administration, receivership, or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination of the partnership); and

“Relevant Jurisdiction” means any jurisdiction in which or where the Guarantor is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Security Documents” means together the Security Documents (as defined in the Loan Agreement) and “Security Document” means any of them as the context may require;

“Security Parties” means together the Security Parties (as defined in the Loan Agreement) and “Security Party” means any of them as the context may require; and

“Swap Bank” means the Lender.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

1.4	Construction of certain terms

In this Guarantee, unless the context otherwise requires:

(a)	reference to this Guarantee includes all the terms of this Guarantee and any Schedules, Annexes or Appendices to the Loan Agreement and this Guarantee, which form an integral part of same;

(b)

reference to Clauses, Sub-Clauses, Annexes or Appendices and Schedules are to Clauses, Sub-Clauses, Annexes or Appendices and Schedules of this Guarantee and references to this Guarantee includes all the terms of this Guarantee and the Appendix(ces) hereto;

(c)

references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to this Guarantee, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

(d)

where the context so admits, words in the singular include the plural and vice versa and terms defined in plural or words used in plural (and unless in the specific clause or sentence is otherwise expressly specified) mean all of them collectively and/or each of them and/or anyone of them (even if this is not expressly so spelled out) as the context may require or permit;

(e)	references to a time of day are to Piraeus time;

(f)

reference to the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall, save as otherwise provided, be construed as reference to the reasonable opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Guarantor even if not expressly so spelled out in the particular Clause save for manifest error;

(g)

subject to any specific provision of the Loan Agreement and this Guarantee, reference to each of the parties hereto and to the other Finance Documents shall be deemed to be reference to and/to or include, as appropriate, their respective successors and permitted assigns;

(h)	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

(i)	this Guarantee and all documents referred to in this Guarantee include the same as varied and/or amended and/or supplemented from time to time;

(j)	all obligations imposed on, or assumed by the Guarantor and any other guarantor are joint and several even if not so expressed;

(k)	reference to “any other guarantor” means any person which has guaranteed or at any time may guarantee the obligations of the Borrowers under the Loan Agreement;

(l)

references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Financial Indebtedness and “guaranteed” shall be construed accordingly; and

(m)	references to any law or enactment, amended or extended shall be deemed to include reference to such enactment as re‑enacted, amended or extended.

1.5	Inconsistency between Loan Agreement, Master Agreement and this Guarantee

This Guarantee shall be read together with the Loan Agreement and the Master Agreement, but in case of any conflict between the Loan Agreement, the Master Agreement and this Guarantee, the provisions of the Loan Agreement shall prevail.

2.	GUARANTEE

2.1	Guarantee to pay and perform

(a)

In consideration of the Lender agreeing to make available to the Borrowers, as joint and several borrowers, the Commitment pursuant to the terms and conditions of the Loan Agreement and other good and valuable consideration (the receipt and adequacy whereof the Guarantor hereby acknowledges), the Guarantor as primary obligor and not merely as surety and waiving all the rights, exceptions and objections granted by any applicable law to the Guarantor, hereby jointly and severally with any other guarantor irrevocably and unconditionally guarantees to the Lender the full, complete and prompt performance of all the obligations of the Borrowers under the Loan Agreement and/or the other Finance Documents and the due and punctual payment to the Lender of all sums payable now or in the future by the Borrowers under the Loan Agreement and/or the other Finance Documents as and when the same shall become due, whether by acceleration or otherwise and jointly and severally with any other guarantor, unconditionally undertakes with the Lender that in case of failure by the Borrowers to make payment when due of any sum whatsoever under the Loan Agreement and/or the other Finance Documents, the Guarantor shall, upon demand, pay all sums in respect of which default has been made in accordance with the provisions of the Loan Agreement, the Master Agreement or the relevant Security Document as the case may be (including, without limitation interest to the date of payment at the rate specified in Clause 3.4 (Default interest) of the Loan Agreement in respect of which an amount has become due and remains unpaid and all other charges and Expenses (including legal and other costs on a full indemnity basis).

(b)

The liability of the Guarantor shall be to pay to the Lender the full amount from time to time owing to the Lender by the Borrowers under the Loan Agreement and/or the other Finance Documents and the Guarantor confirms and agrees (without prejudice to Clause 2.5 (Obligations unaffected)) that the liability of the Guarantor hereunder shall not be discharged or diminished by any failure by any other guarantor to execute its or his/its guarantee or any release by the Lender of any other guarantor or person from its/his obligations thereunder.

2.2	Statements of account conclusive

The Guarantor expressly agrees and admits that abstracts or photocopies of the books of the Lender as well as statements of accounts or certificates signed by an authorised officer of the Lender shall (save for manifest error) be conclusive, binding and full evidence on the Guarantor as to the existence and/or the amount of the at any time Outstanding Indebtedness, under the Loan Agreement and/or the other Finance Documents, the applicable interest rate or Default Rate, or any other rate provided for or referred to in the Loan Agreement or the Master Agreement, the Interest Period, the value of additional securities (to be calculated in accordance with the respective provisions of the Loan Agreement), the payment or non-payment of any amount due under the Loan Agreement and/or the other Finance Documents.

2.3	Continuing guarantee

This Guarantee is to be a continuing guarantee and shall remain in full force and effect until all moneys due or to become due and payable by the Borrowers under the Loan Agreement, the Master Agreement and the Security Documents shall have been paid or satisfied in full, and is in addition to and not in substitution for, and shall not be prejudiced or affected by, any other security or guarantee now or hereafter held by the Lender for the payment of such moneys.

2.4	Liability unaffected

The liability of the Guarantor hereunder shall not be lessened or impaired and the Guarantor shall not be exonerated by any time, indulgence or relief being given by the Lender to the Borrowers, any other guarantor or any other person, by any amendment of or supplement to the Loan Agreement or any of the other Finance Documents or any other document, by the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any right, remedies or securities against the Borrowers, the Guarantor or any other person or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

2.5	Obligations unaffected

The obligations of the Guarantor hereunder shall not be affected by any legal limitation, disability, incapacity (including, without limitation, any irregular exercise or absence of corporate power or lack of authority of or any breach of duty by any person purporting to act on behalf of the Borrowers, death, unsoundness of mind, bankruptcy, administration, receivership, liquidation and dissolution) or other circumstances relating to the Borrowers (or either of them), any other guarantor or any other person, whether known or not to the Lender, by any invalidity in or irregularity or unenforceability of the obligations of the Borrowers, any other guarantor or any other person under the Loan Agreement or any of the other Finance Documents or otherwise or by any change in the constitution of, or any amalgamation or reconstruction of the Borrowers, any other guarantor, the Lender or any other person.

2.6	Lender’s right to enforce security

The Guarantor hereby waives all rights the Guarantor may have of first requiring the Lender to proceed against or enforce any guarantee or security of, or claim payment from, the Borrowers or any other person before enforcing this Guarantee and no action taken or omitted by the Lender in connection with any other guarantee or security or other means of payment in respect of the Borrowers’ obligations under the Loan Agreement and the Master Agreement shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Lender be obliged to apply any money or other property received in consequence of any enforcement or realisation of any other guarantee or security or other means of payment in reduction of the liabilities of the Borrowers under the Loan Agreement, the Master Agreement and the other Finance Documents.

2.7	No right of subrogation and indemnity

(a)

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor agrees that, without the prior written consent of the Lender, it will not:

(i)	exercise its rights of subrogation, reimbursement and indemnity against the Borrowers (or either of them) or any other person liable;

(ii)	exercise any right to object to any payment to the Lender resulting from any counter claim which the Guarantor might have against the Lender;

(iii)

exercise any right to object to any payment, as a result of errors or omissions made by the Lender, which caused the Guarantor to lose any right or recourse against the Borrowers (or either of them) or any third party; and

(iv)	exercise any other right, benefit or privilege which the Guarantor has under the law and is subject to waiver.

The Guarantor shall not have, as regards this Guarantee, any of the rights and defences of a surety.

2.8	Settlements conditional

Any release settlement or discharge between the Lender and the Guarantor shall be conditional upon no security or payment to the Lender by the Borrowers (or either of them) or any other guarantor or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force or for any other reason whatsoever and the Lender shall be entitled to recover from the Guarantor the value which the Lender has placed upon such security or the amount of any such payment as if such settlement or discharge had not occurred and any such payment has not been made.

2.9	Interest

The Guarantor agrees to pay interest (to the extent that such interest is not paid by the Borrowers) from the date upon which the Borrowers fail to make payment under the Loan Agreement or any of the other Finance Documents (or, if earlier, from the date when the legal liability of the Borrowers to pay interest under the Loan Agreement ceased by reason of provisions or enactments relating to bankruptcy, insolvency, liquidation or otherwise) until payment has been effected in full of all moneys, obligations and liabilities hereby guaranteed, such interest to be payable before and after judgment at the default rate of interest described in Clause 3.4 (Default interest) of the Loan Agreement (the “Default Rate”). Such interest payment shall – unless the demanded amount already includes interest at the Default Rate - be compounded semi-annually in the event of the demanded amount not being paid by the Guarantor within three (3) Banking Days after receipt by the Guarantor of the Lender’s written demand under this Guarantee and shall be payable on demand.

2.10	No security taken by Guarantor

The Guarantor warrants that it has not taken or received, and undertakes that until all the Guaranteed Liabilities of the Borrowers have been paid or discharged in full, it will not take or receive, the benefit of any security from the Borrowers (or any of them) or any other person in respect of its obligations under this Guarantee.

2.11	Continuing security and other matters

This Guarantee shall:

(a)	secure the ultimate balance from time to time owing to the Lender by the Borrowers and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

(b)	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Lender; and

(c)

not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Lender dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.12	Liability unconditional

The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

(a)	the Incapacity or any change in the name, style or constitution of the Borrowers or any other person liable;

(b)

the Lender granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrowers or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrowers or any other person liable; or

(c)

any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

2.13	Collateral Instruments

The Lender shall not be obliged to make any claim or demand on the Borrowers or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to them or it before enforcing this Guarantee and no action taken or omitted by the Lender in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Lender be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.

2.14	Waiver of Guarantor's rights

(a)

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor agrees that, without the prior written consent of the Lender, it will not:

(i)	exercise its rights of subrogation, reimbursement and indemnity against the Borrowers (or any of them) or any other person liable;

(ii)

demand or accept repayment in whole or in part of any indebtedness now or hereafter due to the Guarantor from the Borrowers (or any of them) or from any other person liable or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

(iii)	take any step to enforce any right against the Borrowers (or any of them) or any other person liable in respect of any Guaranteed Liabilities; or

(iv)

claim any set‑off or counterclaim against the Borrowers (or any of them) or any other person liable or claim or prove in competition with the Lender in the liquidation of the Borrowers (or any of them) or any other person liable or have the benefit of, or share in, any payment from or composition with, the Borrowers (or any of them) or any other person liable or any other Collateral Instrument now or hereafter held by the Lender for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Lender, it will prove for the whole or any part of its claim in the liquidation of the Borrowers (or any of them) or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Lender and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Lender shall deem appropriate.

The Guarantor shall not have, as regards this Guarantee, any of the rights and defences of a surety.

(b)	Without prejudice to the generality of any waivers included in the preceding Clauses the Guarantor hereby specifically waives without reservation, absolutely and unconditionally:

(i)	the benefit of discussion and any other rights, benefits or privileges granted to the Guarantor by any applicable law;

(ii)	any right to object to any payment to the Lender resulting from any counter claim which the Guarantor might have against the Lender;

(iii)

any right to object to any payment, as a result of errors or omissions made by the Lender, which caused the Guarantor to lose any right or recourse against the Borrowers (or any of them) or any third party; and

(vi)	any other right, benefit or privilege which the Guarantor has under the law and it is subject to waiver.

2.15	Suspense account

Any money received in connection with this Guarantee (whether before or after any Incapacity of the Borrowers (or any of them) or the Guarantor) may be placed to the credit of a suspense account with a view to preserving the rights of the Lender to prove for the whole of its claims against the Borrowers (or any of them) or any other person liable or may be applied in or towards satisfaction of such of the Guaranteed Liabilities in accordance with the provisions of Clause 11.3 (Application of funds) of the Loan Agreement.

2.16	Settlements conditional

Any release, discharge or settlement between the Guarantor and the Lender shall be conditional upon no security, disposition or payment to the Lender by the Borrowers (or any of them) or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Lender shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

2.17	Lender’s right to enforce security

The Guarantor hereby waives all rights the Guarantor may have of first requiring the Lender to proceed against or enforce any guarantee or security of, or claim payment from, the Borrowers, any other guarantor or any other person before enforcing this Guarantee and no action taken or omitted by the Lender in connection with any other guarantee or security or other means of payment in respect of the Borrowers’ obligations under the Loan Agreement and the Master Agreement shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee.

2.18	Indemnity

In addition to the obligations of the Guarantor under Clause 2.1 (Guarantee to pay and perform) and separate therefrom, the Guarantor irrevocably agrees to indemnify and keep the Lender indemnified forthwith upon demand against (i) any loss of whatsoever kind resulting from the failure by the Borrowers (or either of them) to make when stated to be due any payment due to the Lender or to perform when due any other obligation under or in respect of the Loan Agreement, the Finance Documents or any of them, whether or not the Lender has attempted to enforce any right against the Borrowers (or either of them) and (ii) all costs, charges and Expenses (including, without limitation, legal expenses on a full indemnity basis) which the Lender may incur in proceedings against the Borrowers and/or the Guarantor or any of them.. Without prejudice to the generality of the foregoing, such loss shall include the total amount of all those amounts (to the extent to which the Lender shall not already have received them) as are expressed to fall within the obligations of the Guarantor under this Clause 2.1 (Guarantee to pay and perform).

2.19	Admission of debt binding

Any admission of debt by the Borrowers (or any of them) made in writing will be binding automatically on the Guarantor.

2.20	Guarantor to deliver up certain property

If, contrary to Clause 2.5 (No security taken by Guarantor) or Clause 2.14 (Waiver of Guarantor's rights), the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property from the Borrowers, such security, money or other property shall be held on trust for the Lender and shall be delivered to the Lender on demand, provided, however, that that any dividends received in the normal course of business by the Guarantor from the Borrowers won’t be held on trust for the Lender unless an Event of Default has occurred.

2.21	Guarantor bound

The Guarantor agrees to be bound by the Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Loan Agreement and/or the Master Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Lender.

2.22	Judgements relating to Loan Agreement

This Guarantee shall cover any amount payable by the Borrowers under or in connection with any judgment relating to the Loan Agreement and any other Finance Document.

2.23	No limit on number of demands

The Lender may serve more than one demand under Clause 2.1 (Guarantee to pay and perform).

2.24	Release of Guarantee

This Guarantee shall terminate and be cancelled upon the receipt by the Lender of all amounts due or to become due to it hereunder (i.e. the Outstanding Indebtedness in full) in accordance with the terms hereof, whereupon, the Guarantor shall be fully released from any and all of its obligations hereunder, the Loan Agreement and the other Finance Documents and the Lender shall execute, at the Guarantor’s cost and request, a deed of release of the Guarantor.

3.	PAYMENTS

3.1	Payments

All payments to be made by the Guarantor to the Lender under this Guarantee shall be made pursuant to Clause 5.1 (Payments-No set-off or counterclaims) of the Loan Agreement.

3.2	Banking Days

All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, that payment due shall be made on the first Banking Day thereafter, provided that this falls in the same calendar month. If it does not, payments shall fall due and be made on the last Banking Day before the said due date. Payment shall be made to the account which the Lender shall designate.

3.3	No set-off or counterclaim

All payments to be made by the Guarantor under any of the Security Documents shall be made without any set-off or counterclaim whatsoever, and free and clear of, and without withholding or deduction now or hereafter, Taxes or withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state or any other deductions or withholdings (collectively referred to below as “Governmental Withholdings”).

3.4	Grossing up for Taxes

(a)

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Guarantor to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Guarantor shall in addition pay to the Lender on the due date for payment such additional amounts as may be necessary to ensure that there will be received by the Lender (and retained by it, free from any liability in respect of any Governmental Withholdings or any other deduction or withholding) a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Guarantor shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Guarantor to make any such Governmental Withholdings or other deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall, not later than 30 days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Lender official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Lender in respect of the payment of any Governmental Withholdings or other deduction or withholding.

(b)

For the avoidance of doubt, Clause 3.4(a) does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the relevant provisions of the Master Agreement shall apply.

3.5	Tax credit

If the Lender receives for its own account a repayment or credit in respect of tax on account for which the Guarantor has made an increased payment under this Clause, it shall pay to the Guarantor a sum equal to the repayment or credit received, provided always that:

(a)	the Lender shall not be obliged to allocate this transaction any part of a tax repayment or credit which is referable to a number of transactions;

(b)

nothing in this Clause shall oblige the Lender to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time; and

(c)

nothing in this Clause shall oblige the Lender to make a payment which exceeds any repayment or credit in respect of tax on account of which the Guarantor has made an increased payment under this Clause; and any allocation or determination made by the Lender under or in connection with this Clause shall be binding on the Guarantor.

3.6	Currency indemnity

(a)

If any sum due from the Borrowers and/or the Guarantor under the Loan Agreement, this Guarantee and any of the other Security Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the Loan

Agreement, this Guarantee or any of the other Security Document respectively or under such order or judgement into another currency (the “second currency”) for the purpose of (i)making or filing a claim or proof against the Borrowers, the Guarantor or any other Security Party, as the case may be, (ii) obtaining an order or judgement in any court or other tribunal or (iii)enforcing any order or judgement given or made in relation to any of the other Security Documents, the Borrowers, the Guarantor and any other Security Party shall (and it is hereby expressly undertaken by the Guarantor to) indemnify and hold the Lender harmless from and against any loss suffered as a result of any difference between (a)the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b)the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. Any amount due from the Guarantor under this Clause shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of any of the other Security Documents, and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

(b)

For the avoidance of doubt, Clause 3.6(a) does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and warranties

The Guarantor represents and warrants that:

(a)

Due incorporation: the Guarantor is a corporation duly incorporated and validly existing in good standing under the laws of the Republic of the Marshall Islands, as a Marshall Islands corporation and has power to carry on its business as it is now being lawfully conducted to manage vessels and to own its property and other assets;

(b)

Corporate power to guarantee: the Guarantor has power to enter into, execute, deliver, and perform its obligations under, this Guarantee; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Guarantor to give guarantees will be exceeded as a result of this Guarantee;

(c)

No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee by the Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Guarantor's Articles of Incorporation or (iv) result in the creation or imposition of or oblige the Guarantor to create any Encumbrance (other than a Permitted Security Interest) on any of the Guarantor's undertakings, assets, rights or revenues;

(d)

No litigation: no action, suit, proceeding, litigation, arbitration, tax claim or administrative proceeding or dispute against the Guarantor is presently taking place or pending or to its knowledge threatened nor is there subsisting any judgment or award relating to sums exceeding Dollars Five hundred thousand ($500,000) given against the Guarantor before any court, board of arbitration or other body which, in either case, if adversely determined, would result in a material adverse change in the business or financial condition of the Guarantor;

(e)

No filings required:  it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

(f)	Choice of law: the choice by the Guarantor of English law to govern this Guarantee and the submission by the Guarantor to the non‑exclusive jurisdiction of the English courts is valid and binding;

(g)

No immunity:  neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(h)

Consents obtained:  every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Guarantor to authorise, or required by the Guarantor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Guarantee or the performance by the Guarantor of its obligations under this Guarantee has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

(i)

No material adverse change:  there has been no material adverse change in the financial position of the Guarantor from that described by the Guarantor to the Lender in the negotiation of this Guarantee;

(j)

No default under other Financial Indebtedness:  the Guarantor is not, to the knowledge of Directors/Officers of the Guarantor, (nor would with the giving of notice or lapse of time be) in breach of or in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound nor any Event of Default relating to the Guarantor (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default relating to the Guarantor) has occurred and is continuing and nor will such a default or Event of Default (or such event) result from the entry by the Guarantor into this Guarantee or the performance by the Guarantor of any of its obligations under this Guarantee (including, without limitation, obligations under guarantees);

(k)

Financial information: all financial and other information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of the Loan Agreement, this Guarantee and each of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(l)	No Encumbrance: none of the assets of the Guarantor is subject to any Encumbrance except as disclosed in writing to the Lender on or prior to the date of this Guarantee;

(m)

Financial condition: the financial condition of any of the Borrowers, the Guarantor and any other Security Party has not suffered any material deterioration since that condition was last disclosed to the Lender;

(n)

No immunity: neither any of the Borrowers nor the Guarantor nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(o)

Payment, no withholdings etc.: all payments made or to be made by the Guarantor under or pursuant to this Guarantee may be free and clear of, and without deduction or withholding for or on account of, any Taxes;

(p)

Commercial benefit: the giving of this Guarantee by the Guarantor is to the commercial benefit of the Guarantor in that the Guarantor is a  major shareholder of each of the Borrowers, has close co-operation and mutual assistance with the Borrowers and that by lending its support to the Borrowers through this Guarantee it furthers its own business interests within the scope of its constitutional documents;

(q)

No filings: it is not necessary for the legality, validity, enforceability or admissibility in evidence of this Guarantee that this Guarantee or any document relating hereto be registered, filed, recorded or enrolled with any court or authority in any Relevant Jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Guarantee;

(r)

No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under the Loan Agreement and/or any of the other Finance Documents or are imposed on or by virtue of the execution or delivery by any Security Party of the Loan Agreement and/or any of other the Finance Documents to which it is or is to be a party or any document or instrument to be executed or delivered hereunder or thereunder;

(s)

Binding obligations: this Guarantee constitutes valid and legally binding and enforceable against the Guarantor in accordance with its terms and conditions, and that there are no other agreements or arrangements which may adversely affect or conflict with the Loan Agreement or this Guarantee or the security thereby created;

(t)

Pari passu: the obligations imposed on the Guarantor by this Guarantee do and will constitute direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future unsecured and subordinated Financial Indebtedness of the Guarantor with the exception of any obligations which are mandatorily preferred by law and not by contract;

(u)

Choice of law:  the choice of law agreed to, in this Guarantee and the other Finance Documents to which the Guarantor is or is to be a party and the submission to the non/exclusive jurisdiction of the courts agreed in each of this Guarantee and the other Finance Documents to which the Guarantor is or is to be a party are or will be, on execution of thereof, valid and binding on the Guarantor;

(v)

Guarantor’s awareness: all the terms and provisions of the Loan Agreement, the Master Agreement and the other Finance Documents have been perused by the Guarantor and the Guarantor is fully familiar with such terms and provisions which have been fully understood by the Guarantor and the Guarantor agrees to all the provisions of the Loan Agreement, the Master Agreement and the other Finance Documents;

(w)

Independent legal advice: the Guarantor has read and understood the provisions of this Guarantee and has taken independent legal advice as to the effect hereof and, in particular, the Guarantor understands that failure to comply with this Guarantee may result in the Guarantor's assets being seized and/or bankruptcy of the Guarantor;

(x)

No waiver: no oral or written statement has been made by or on behalf of the Lender which could be construed as a waiver of any provisions of this Guarantee or a statement of intention not to enforce the same in accordance with its terms;

(y)

No material adverse change:  there has been no material adverse change in the financial position of the Guarantor from that described by the Borrowers to the Lender in the negotiation of the Loan Agreement;

(z)

Holding company: the Guarantor is a direct or indirect holding company of various shipping companies involved in the owning of vessels (including the Borrowers) engaged in international voyages and earning profits in free foreign currency

(aa)	No default: there has not occurred and/or is continuing any Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both; and

(bb)	Sanctions: as regards Sanctions:

(i)	the Guarantor is not a Sanctions Restricted Person; and

(ii)	the Guarantor is in compliance with all Sanctions.

4.2	Additional representations and warranties

The Guarantor further represents and warrants to the Lender that:

(a)	No representation or warranty: the Guarantor has not received from the Lender any representation or warranty concerning this Guarantee other than as expressly provided in this Guarantee;

(b)

Borrowers’ representations and warranties: all the representations made by the Borrowers in Clause 6 (Representations and warranties) of the Loan Agreement are in every respect true and accurate and are correct and are repeated herein by the Guarantor as if they are made in extenso in this Guarantee;

(c)

Representations and warranties true and correct: at the time of entering this Guarantee all above representations and warranties and/or any other information given by the Borrowers (or either of them) and/or the Guarantor and/or the other Security Parties to the Lender are true and accurate; and

(d)

Survival: the representations and warranties of the Guarantor set out in Clause 4.1 (Representations and warranties) shall survive the execution of this Guarantee and shall be deemed to be repeated upon the Drawdown Date with respect to the facts and circumstances existing at that time, as if made at that time.

4.3	Repetition of representations and warranties

The representations and warranties in Clauses 4.1 (Representations and warranties) and 4.2 (Additional representations and warranties) shall be deemed to be repeated by the Guarantor on and as of each day from the date of this Guarantee until all moneys due or owing by the Security Parties or any of them under the Loan Agreement, this Guarantee and the other Security Documents have been repaid in full as if made with reference to the facts and circumstances existing on each such day.

5.	UNDERTAKINGS

5.1	General undertakings

The Guarantor undertakes that, from the date of this Guarantee and throughout the Security Period up until the release of this Guarantee in accordance with Clause 2.24 (Release of Guarantee), it will comply in full with the following undertakings:

(a)

Notice of default:  the Guarantor will promptly inform the Lender of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under this Guarantee and of any Event of Default or Potential Event of Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Event of Default has occurred and is continuing;

(b)

Notice of litigation etc.:  the Guarantor will send (or procure that there is sent) to the Lender as soon as the same is instituted (or, to the knowledge of the Guarantor, threatened), details of any litigation, arbitration or administrative proceedings against or involving the Guarantor which, if adversely determined, would result in a material adverse change in the business or financial condition of the Guarantor;

(c)

Consents and licences:  the Guarantor will obtain or cause to be obtained, maintain in full force and effect and promptly renew from time to time, and will, on Lenders’ reasonable request promptly furnish certified copies to the Lenders of, all such authorisations, approvals, consents and licences as may be required under any applicable law or regulation to enable the Guarantor to perform its obligations under this Guarantee or required for the validity or enforceability of this Guarantee, and the Guarantor shall comply with the terms of the same;

(d)

Pari passu: the Guarantor will ensure that its obligations under this Guarantee shall, without prejudice to the provisions of Clause 5.2 (Negative undertakings), at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(e)	Provision of other information: the Guarantor will provide (or procure that there is provided) the Lender:

(i)

as soon as the same is instituted (or, to the knowledge of the Guarantor, threatened), with details of any litigation, arbitration or administrative proceedings against or involving the Guarantor which, if adversely determined, would result in a material adverse change in the business or financial condition of the Guarantor; and

(ii)

with such financial and other information (excluding any information containing confidential pricing information and/or any document which is publicly filed in connection with regulatory requirements) relating to its business, undertaking, assets, liabilities, revenues, financial condition, affairs activities, financial standing, Financial Indebtedness and operations and the performance of the Vessels as the Lender may from time to time reasonably request;

(f)

Obligations under Finance Documents: the Guarantor will duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents to which it is or is to be a party;

(g)	Banking operations: the Guarantor will ensure that all banking operations in connection with the Vessels are carried out through the respective Operating Accounts;

(h)

Taxes: pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(i)

Know your customer and money laundering compliance: provide the Lender with such documents and evidence as the Lender shall from time to time require, based on law and regulations applicable from time to time and the Lender’s own internal guidelines applicable from time to time to identify the Guarantor, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by the Loan Agreement and this Guarantee.

5.2	Negative undertakings

The Guarantor hereby undertakes with the Lender that, from the date of this Guarantee and and throughout the Security Period, it will not, without the prior written consent of the Lender:

(a)

No further Financial Indebtedness: incur any further Financial Indebtedness nor authorise or accept any capital commitments (other than that in the ordinary course of its business, which is likely to have a Material Adverse Effect;

(b)

No guarantees: (such consent not to be unreasonably withheld) issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except (i) pursuant to any Finance Documents to which it is or is to be a party, (ii) except for guarantees or indemnities from time to time required in the ordinary course of business and (iii) except for guarantees granted or to be granted in favour of other lenders in security of obligations of shipowning companies whose vessels’ loans are guaranteed;

(c)	No loans: make any loans or grant any credit to any person or agree to do so (save for intra-Group cash-flows or normal trade credit in the ordinary course of business);

(d)	No borrowing: incur any Borrowed Money except for Borrowed Money pursuant to any Finance Documents to which it is or is to be a party and in the ordinary course of its business;

(e)

No repayment of borrowings: repay or prepay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for Borrowed Money pursuant to any Finance Documents to which it is or is to be a party and in the ordinary course of its business, including repayment of borrowings made as a result of guarantees granted as per (d);

(f)

No payments:  except pursuant to the Loan Agreement, this Guarantee and any Finance Documents (or as expressly permitted by the same) pay out any funds to any company or person except in connection with its administration, in the ordinary course of business and except dividends and/or distributions, subject to clause 5.2.(k);

(g)	Maintenance of Legal Structure: permit any of the documents defining its constitution to be altered in any material manner whatsoever;

(h)

Maintenance of Business Structure: change the nature, organisation and conduct of its business or carry on any business other than the business carried on the date hereof, i.e. being a holding company of various shipping companies involved in the owning of vessels;

(i)	No merger: (such consent not to be unreasonably withheld) merge or consolidate with any other company or person;

(j)	No acquisitions: acquire any further assets other than rights arising under contracts entered into by or on behalf of the Guarantor in the ordinary course of its businesses;

(k)

No dividends: once an Event of Default has occurred and is continuing, declare or pay any distribution under any name or description upon any of the issued shares or otherwise dispose of any of its present or future assets, undertakings, rights or revenues (to any of the shareholders of the Borrowers (or either of them);

(l)

No change of control:  permit any change to be made directly or indirectly in the ownership, beneficial ownership control or management of either Borrower, the Guarantor or either Vessel as a result of which less than 51% of the voting rights in the Guarantor and/or less than 30% of the entire issued and outstanding shares/stock of the Guarantor remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Lender at the negotiation of the Loan Agreement and confirmed in writing on or before the date hereof without the prior written consent of the Lender (such consent not to be unreasonably withheld).

5.3	Compliance with Sanctions, laws etc.

The Guarantor:

(a)

Compliance with laws etc.: shall comply, in all respects with all laws to which it may be subject, if (except as regards Sanctions, to which Clause 5.3(b) applies, and anti-corruption laws, to which Clauses 5.3(c) failure so to comply has or is reasonably likely to have a Material Adverse Effect;

(b)          Compliance with Sanctions: shall comply in all respects with all Sanctions;

(c)          Compliance with anti-corruption laws:

(i)

shall not directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; and

(ii)	shall conduct its businesses in compliance with applicable anti-corruption laws.

5.4	Additional Documents

The Guarantor hereby further undertakes and agrees with the Lender that throughout the Security Period it will from time to time at the request of the Lender execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the reasonable discretion of the Lender for giving full effect to this Guarantee, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under this Guarantee and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lender’s consent) have not been fulfilled prior to the Drawdown Date, such conditions shall be complied with within fifteen (15) Banking Days after the Lender’s written request (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

5.5	Know your customer and money laundering compliance

The Guarantor hereby undertakes with the Lender that, from the date of this Guarantee and so long as any moneys are owing under the Finance Documents and while all or any part of the Outstanding Indebtedness remains outstanding, it will provide the Lender, or procure the provision of, such documentation and other evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time to identify the Guarantor, including the disclosure in writing of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by the Loan Agreement in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

6.	SET-OFF

6.1	Right of set-off

In the occurrence of an Event of Default which is continuing, express authority is hereby given by the Guarantor to the Lender without prejudice to any of the rights of the Lender at law, in equity or otherwise, at any time and without notice to the Guarantor:

(a)

to apply any credit balance standing upon any account of the Guarantor with any branch of the Lender and in whatever currency in or towards satisfaction of any sum due to the Lender from the Guarantor under this Guarantee and/or any of the other Security Documents;

(b)	in the name of the Guarantor and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(c)	to combine and/or consolidate all or any accounts in the name of the Guarantor with the Lender.

For all or any of the above purposes authority is hereby given to the Lender to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Lender shall notify the Guarantor upon the exercise of any right of set‑off giving full details in relation thereto.

7.	ASSIGNMENT

7.1	Assignment by the Lender

The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Loan Agreement shall apply, with necessary adoption (such as construing references to the Borrowers as references to the Guarantor) in relation to the right and ability of the Lender and the procedure for such assignment or transfer or change of Lending Office, to assign its rights and/or obligations under this Guarantee, provided always that the liabilities of the Guarantor under this Guarantee or any other Finance Document shall not be increased as a result of any such assignment, transfer, participation or change of Lending Office and that in the event, the Guarantor’s liabilities (actual or contingent) are increased, notwithstanding this provision, the Guarantor shall not be liable for any such excess.

7.2	Benefit and Burden

This Guarantee shall be binding upon the Guarantor and its successors in title and shall enure for the benefit of the Lender and its successors in title and its assignees, transferees and participants. The Guarantor expressly acknowledges and accepts the provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Loan Agreement and agrees that any person in favour of whom an assignment or a transfer is made in accordance with that Clause shall be entitled to the benefit of this Guarantee.

7.3	No assignment by the Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Guarantee.

7.4	Disclosure of information

The Guarantor does, irrevocably authorise the Lender to give, divulge and reveal from time to time information and details relating to its accounts, the Loan, and any agreement entered into by the Guarantor or information provided by the Guarantor in connection with this Guarantee to:

(a)	any public or internationally recognised authorities that are entitled to and have requested to obtain such information; and/or
(b)	the Lender’s head offices, branches and affiliates and professional advisors; and/or
(c)	any other parties to the Finance Documents; and/or
(d)	a rating agency or their professional advisors; and/or
(e)	any person with whom a Lender proposes to enter (or considers to enter) into contractual relations in relation to the Loan; and/or

(f)

any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation, operational arrangement or other transaction in relation to the Loan, including without limitation, for purposes in connection with a securitisation or similar transaction or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the relevant Lender's rights and obligations,

Provided that, prior to the provision of any information under sub-Clauses (e) and (f) above, such persons therein referred to will be required to sign a confidentiality agreement.

7.5	Documentation

If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause, the Guarantor undertakes, immediately on being requested to do so by the Lender, to enter into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Lender in the Security Documents and all relevant references in this Guarantee to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant  of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Guarantor shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Lender under this Guarantee assumed by such assignee, transferee or participant. The Guarantor shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in syndicate or otherwise. Any costs, fees and expenses incurred in relation to any such assignment or transfer shall be borne by the Lender.

7.6	Changes in constitution or reorganisation of the Lender

For the avoidance of doubt and without prejudice to the provisions of Clause 7.1 (Assignment by the Lender), this Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any assignee, transferee or other successor in title of the Lender in the same manner as if such assignee, transferee or other successor in title had been named in this Guarantee as party instead of, or in addition to, the Lender.

8.	FURTHER ASSURANCE

The Guarantor hereby undertakes with the Lender that this Guarantee shall both at the date of execution and delivery thereof and for so long as any moneys whatsoever are outstanding under the Loan Agreement and the other Security Documents remain valid and binding upon the Guarantor and the Guarantor will, bearing all expenses, execute, sign, perfect and do any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by this Guarantee.

9.	EXPENSES

9.1	General Expenses

The Guarantor shall pay to the Lender on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Lender in connection with:

(a)	the negotiation, preparation and execution of this Guarantee; and/or

(b)	the preserving or enforcing of, or attempting to preserve or enforce any of its rights under this

Guarantee.

(c)	any variation of, or amendment or supplement to, any of the terms of this Guarantee; and/or

(d)	any consent or waiver required from the Lender in relation to this Guarantee, and in each case, regardless of whether the same is actually implemented, completed or granted, as the case may be.

9.2	Stamp duty etc.

The Guarantor shall pay promptly all stamp, documentary and other like duties and taxes to which this Guarantee may be subject or give rise and shall indemnify the Lender on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Guarantor to pay any such duties or taxes.

10.	MISCELLANEOUS

10.1	Time of essence

Time is of the essence as regards every obligation of the Guarantor under this Guarantee.

10.2	Severability of provisions

If any provision contained this Guarantee is or subsequently becomes, void, illegal, unenforceable or otherwise invalid in any respect under any applicable law of any jurisdiction whatsoever such provision shall be ineffective as to that jurisdiction only without modifying the remaining provisions hereof or thereof. Where however the provisions of any such applicable law may be waived they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Guarantee shall be deemed to be valid binding and enforceable in accordance with its terms.

10.3	Entire agreement

This Guarantee contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by the Loan Agreement and/or the Guarantee.

10.4	No implied waivers, remedies cumulative

No failure or delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under the Loan Agreement and/or this Guarantee and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Guarantor and/or any of the Security Parties nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of the Loan Agreement, this Guarantee or of any of the other Security Documents, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Guarantee and the other Security Documents or the right of the Lender thereafter to act strictly in accordance with the terms of the Loan Agreement, this Guarantee and the other Security Documents. No modification or waiver by the Lender of any provision of the Loan Agreement and/or this Guarantee and/or of any of the other Security Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

10.5	Amendment

This Guarantee shall not be amended or varied in its terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto.

10.6	Other guarantors

The Guarantor agrees to be bound by this Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Loan Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Lender.

10.7	Language

All certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English language.

10.8	Binding effect

A certificate or determination of the Lender as to any matter provided for in this Guarantee, in the absence of manifest error, shall be conclusive and binding on the Guarantor.

10.9	Survival

Without prejudice to the foregoing, the obligations of the Guarantor under Clauses 2.10 (No security taken by Guarantor), 2.18 (Indemnity), 3.6 (Currency Indemnity), and 9 (Expenses) shall survive any repayment of the Facility made prior to the termination or cancellation of this Guarantee.

10.10	Counterparts

This Guarantee may be executed in several counterparts, each of which, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute but one and the same document.

10.11	Personal Data

(a)

Process of personal data: The Guarantor hereby confirms that it has been informed that its personal data and/or the personal data of its director(s), officer(s) and legal representative(s) (together the “personal data”) contained in this Guarantee or the personal data that have been or will be lawfully received by the Lender in relation to this Guarantee will be included at the personal data database maintained by the Lender as processing agent (Υπεύθυνη Επεξεργασίας) and will be processed by the Lender for the purpose of properly serving, supporting and monitoring their current business relationship.

(b)

Process of personal data to Teiresias: The Guarantor hereby expressly gives its consent to the communication for process in the meaning of law 2472/97 by the Lender of its personal data contained in this Agreement, the Finance Documents, in the Operating Accounts for onwards communication thereof to an inter-banking database record called “Teiresias” kept and solely used by banks and financial institutions. The Guarantor is entitled at any relevant time throughout the Security Period to revoke its consent given hereunder by written notice addressed to the Lender and the Registrar of “Teiresias A.E.” at 2, Alamanas street, 15125 Maroussi, Athens, Greece.

(a)	Duration of the process: The personal data process shall survive the termination of this Guarantee for such period as it is required by the applicable law.

11.	NOTICES AND DEMANDS

11.1	Notices

Every notice, request, demand or other communication under this Guarantee shall:

(a)

Notices etc. in writing:  be in writing delivered personally or by first-class prepaid letter (airmail if available), shall be served through a process server or subject to Clause 10.10 (Communications Indemnity), Clause 10.11 (Electronic Communication) and Clause 17.6 (Effect of electronic communication) of the Loan Agreement by facsimile transmission or electronic mail or other means of telecommunication in permanent written form;

(b)

Receipt:  be deemed to have been received, subject as otherwise provided in this Guarantee, in the case of a letter, when delivered personally or five (5) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day);

(c)	Addresses: be sent:

(i)	if to be sent to the Guarantor, to:

c/o Top Ships Inc.,

1, Vassilissis Sofias Str. & Meg. Alexandrou Str.,

Maroussi, Attica, Greece,

Facsimile No: +30 210 8128320

Attention: Andreas Louka Legal Advisor

E-mail address: louka@loukapartners.com

(ii)	if to be sent to the Lender, to:

ALPHA BANK S.A.

93 Akti Miaouli, Piraeus, Greece

Fax No. +30 210 42 90 268

Attention: The Manager

E-mail: shipdivision@alpha.gr

or to such other person, address, fax number or electronic mail address as is notified by the Guarantor or the Lender (as the case may be) to the other parties to this Guarantee and, in the case of any such change of address, fax number or electronic mail address notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender; and

(d)          a written notice includes a notice by facsimile or electronic mail.

11.2	Illegible notices

Clause 11.1 (Notices) does not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

11.3	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

11.4	Meaning of “notice”

In this Clause 11, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

11.5	Communication Indemnity

The Guarantor so far as the Guarantee is concerned gives the Lender the authorities, admissions, indemnities, undertakings and the Guarantor undertakes the responsibilities provided for in Clause 10.10 (Communications Indemnity), Clause 10.11 (Electronic Communication) and Clause 17.6 (Effect of electronic communication) of the Loan Agreement as if they are repeated herein in extenso.

12.	LAW AND JURISDICTION

12.1	Governing Law

(a)	This Guarantee and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, English Law.

(b)

For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of the Loan Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrowers but the Borrowers shall be allowed to rebut such evidence save for witness.

12.2	Submission to jurisdiction

(a)

For the benefit of the Lender and subject to Clause 12.6 (Right of Security Trustee, but not Guarantor, to bring proceedings in any other jurisdiction), the Guarantor irrevocably and unconditionally submits to the jurisdiction of the courts of England and hereby irrevocably agrees, that that the courts of England shall have exclusive jurisdiction:

(i)

to settle any dispute or other matters whatsoever arising under or in connection with or in any way related to this Guarantee or any non-contractual obligations connected with it (including any dispute or other such matter arising in connection with the negotiation, validity, existence or enforceability of this Guarantee or any part thereof, whether the dispute or such other matter arises under the law of England or under the law of some other country, and including claims arising out of tort or delict) (a “Dispute”). The Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts; and

(ii)	to grant interim remedies, or other provisional or protective relief.

(b)

The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

12.3	Choice of forum for the exclusive benefit of the Lender

Clause 12.2 (Submission to jurisdiction) is for the exclusive benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions. The Lender reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a Dispute.

12.4	Process Agent for English Proceedings

Without prejudice to any other mode of service allowed under any relevant law the Guarantor irrevocably designates, appoints and empowers Messrs. Top Properties (London) Limited (attention: Mr. Stylianos Giamanis) at their office for the time being at 247 Gray’s Inn Road, London WC1X8QZ, England (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with the Guarantee, provided, however, that:

(a)

the Guarantor hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, the Guarantor must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Guarantor’s behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Guarantor in accordance with Clause 11.1 (Notices); and

(b)	the Guarantor hereby agrees that failure by a Process Agent for English Proceedings to notify the Guarantor of the process will not invalidate the proceedings concerned.

12.5	Forum non conveniens and enforcement abroad

The Guarantor hereby:

(a)

waives any right and agrees not to apply to the English court or any other Court in any jurisdiction whatsoever or to stay or strike out proceedings commenced in England on the ground that England is an inappropriate forum and/or that there is another more appropriate forum and/or that proceedings have been or will be commenced in any other jurisdiction in connection with any dispute or other matter and/or related matter falling within Clause 12.2 (Submission to jurisdiction), and

(b)

agrees that a judgment or order of an English court in a dispute or other matter falling within Clause 12.2 (Submission to jurisdiction) shall be conclusive and binding on the Guarantor and may be enforced against it in the courts of any other jurisdiction.

12.6	Right of Lender, but not Guarantor, to bring proceedings in any other jurisdiction

(a)

Nothing in this Clause 12.6 limits the right of the Lender to bring proceedings, including third party proceedings, against the Guarantor, or to apply for interim remedies, in connection with this Guarantee in any other court and/or concurrently in more than one jurisdiction. The obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

(b)

If the Lender decides that any such proceedings should be commenced in any other country, then the Guarantor hereby waives any objections as to the jurisdiction or any claim as to the inconvenience of the forum and covenants and undertakes to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the Court or courts involved is concerned.

12.7	Process Agent in Greece

Mr. Andreas Louka, an attorney-at-law, c/o Top Ships Inc., of 1, Vassilissis Sofias Str. & Meg. Alexandrou Str. Maroussi, Attica, Greece, is hereby appointed by the Guarantor as agent to accept service (hereinafter “Process Agent for Greek Proceedings”) upon whom any judicial process may be served and any notice, request, demand or other communication under this Guarantee and the Loan Agreement. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by an affidavit of a process server to the effect that the Process Agent for Greek Proceedings was not found at such address, the authority of the Process Agent for Greek Proceedings as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant law. In case, however, that such Process Agent is found in any other address, the Lender shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

12.8	Third Party rights

No term of this Guarantee is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

12.9	Meaning of “proceedings”

In this Clause 12 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

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EXECUTION PAGE

THE GUARANTOR

SIGNED and DELIVERED as a DEED	)
by Mr. Andreas Louka	)
for and on behalf of	)
TOP SHIPS INC.,	)
of the Marshall Islands	)
its duly appointed attorney-in-fact	)
in the presence of:	)	/s/ Andreas Louka
Attorney-in-fact

Witness:	/s/ Dimitrios P. Sioufas
Name:	Dimitrios P. Sioufas
Address:	13 Defteras Merarchias Piraeus, Greece
Occupation:	Attorney-at-Law

THE LENDER

SIGNED by	)
Mr. Konstantinos Flokos and	)	/s/ Konstantinos Flokos
Mrs. Chrysanthi Papathanasopoulou	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK S.A.,	)
of Greece,	)
in the presence of:	)	/s/ Chrysanthi Papathanasopoulou
Attorney-in-fact

Witness:	/s/ Dimitrios P. Sioufas
Name:	Dimitrios P. Sioufas
Title:	Attorney-at-Law
Address:	13 Defteras Merarchias Street, Piraeus, Greece

APPENDIX “A”

(Execution form of the Loan Agreement)

APPENDIX “B”

(Execution form of the Master Agreement)